Exhibit 99.2

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

October 25, 2012

Supervisory Board

Chicago Bridge & Iron Company N.V.

Oostduinlaan 75

2596 JJ The Hague

The Netherlands

Members of the Supervisory Board:

We hereby consent to the inclusion of our opinion letter, dated July 29, 2012, to the Supervisory Board of Chicago Bridge & Iron Company N.V. (“CB&I”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinions of Financial Advisors”, “THE TRANSACTION — Background of the Transaction,” “THE TRANSACTION — CB&I’s Reasons for the Transaction and Recommendation of the CB&I Supervisory and Management Boards” and “THE TRANSACTION — Opinion of Financial Advisor to CB&I” in the joint proxy statement/prospectus relating to the proposed merger involving CB&I and The Shaw Group Inc. (“Shaw”), which joint proxy statement/prospectus forms a part of CB&I’s Amendment No. 1 to its Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

        INCORPORATED